Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

VSE Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.05 per share	Other(2)	3,500,000	$51.24	$179,348,750	$110.20 per $1,000,000	$19,764.23	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$179,348,750		$19,764.23
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$19,764.23

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-3 (the “Registration Statement”) also covers such indeterminable number of additional shares of common stock, par value $0.05 per share (the “Common Stock”), of VSE Corporation, a Delaware corporation (the “Company”), that may become issuable by reason of any stock split, stock dividend, recapitalization, or similar transaction that is effected without the receipt of consideration and results in an increase in the number of shares of Common Stock that are outstanding.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Global Select Market on June 23, 2023, which is a date within five business day prior to filing.